EXHIBIT 8.1

April 9, 2004

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Re: Merger with Nuevo Energy Company – Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Plains Exploration & Production Company, a Delaware corporation (“Plains”), in connection with the Agreement and Plan of Merger, dated February 12, 2004 (the “Merger Agreement”), by and among Plains, PXP California Inc., a Delaware corporation and wholly owned subsidiary of Plains (“Merger Sub”) and Nuevo Energy Company, a Delaware corporation (“Nuevo”) pursuant to which either (i) Nuevo will be merged with and into Plains, or (ii) if Plains so elects under the Merger Agreement, Merger Sub will be merged with and into Nuevo (the “Merger”).

At your request, in connection with the filing of Amendment No. 1 to the registration statement on Form S-4 with the Securities and Exchange Commission on or about the date hereof (as amended, the “Registration Statement”), we have reviewed the description set forth therein under the caption “Material U.S. Federal Income Tax Consequences of the Merger” and have concluded that the statements of legal conclusions set forth in that description reflect our opinion as to the anticipated United States federal income tax consequences of the Merger.

In connection with rendering our opinion, we have reviewed the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate. We have also assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, regulations (and administrative pronouncements) promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by such change.

Plains Exploration & Production Company

April 9, 2004

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Sections 7 and 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP